Exhibit 5.2

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

May 4, 2010

Board of Directors

Madison Square Capital, Inc.

331 West 57th Street, Suite 363

New York, NY 10019

Re:     Registration Statement on Form S-11 (File No. 333-150467)

Ladies and Gentlemen:

We have served as special counsel to Madison Square Capital, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of up to 11,500,000 Units (the “Units”), which include up to 1,500,000 Units subject to the underwriters’ option to purchase additional Units to cover over-allotments, if any, to be issued by the Company in an underwritten initial public offering, covered by a Registration Statement on Form S-11 (No. 333-150467), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Each Unit consists of:

1. one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and

2. one warrant (a “Warrant”) to purchase one share of Common Stock to be issued pursuant to a Warrant Agreement to be executed by the Company and Registrar and Transfer Company (the “Warrant Agreement”).

The Units will be issued and sold by the Company pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Lazard Capital Markets LLC and Stifel Nicolaus & Company, Incorporated, as representatives of the underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 36(b) of Form S-11 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following documents:

1. The Registration Statement;

2. The Warrant Agreement;

Board of Directors

Madison Square Capital, Inc.

May 4, 2010

3. A Specimen Certificate representing the Warrant;

4. The charter of the Company, as certified by the Chairman, Chief Executive Officer and Chief Investment Officer of the Company on the date hereof (the “Charter”);

5. The Bylaws of the Company, as certified by the Chairman, Chief Executive Officer and Chief Investment Officer of the Company on the date hereof;

6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company on January 10, 2010, April 19, 2010 and May 4, 2010, authorizing the registration, issuance and sale of the Units, as certified by the Chairman, Chief Executive Officer and Chief Investment Officer of the Company on the date hereof; and

7. The certificate of the State Department of Assessments and Taxation of Maryland as to the due formation, existence and good standing of the Company dated April 30, 2010.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the enforceability of the Warrants upon the Company), (vi) the issuance of the Common Stock upon exercise of the Warrants has been duly authorized, the reservation of the Common Stock issuable upon exercise of the Warrants has been duly authorized, and the Warrants and Common Stock will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter, and (vii) the issuance of the Warrants has been duly authorized. As to factual matters, we have relied upon a certificate of the Secretary of the Company and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Warrants included in the Units will, when issued and delivered by the Company in accordance with the Resolutions, the Registration Statement and the Warrant Agreement against payment of the consideration set forth therein, constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally now or hereinafter in effect and (ii) principles of equity, whether considered at law or equity.

Board of Directors

Madison Square Capital, Inc.

May 4, 2010

The Warrant Agreement provides that it is governed by New York law. In addition to the qualifications set forth above, we express no opinion regarding (i) whether a court other than a court of or in the State of New York would give effect to a choice of New York law, (ii) the submission of jurisdiction to the extent it relates to the subject matter jurisdiction of any court, (iii) the enforceability of any waiver of a trial by jury or waiver of objection to venue or claim of an inconvenient forum with respect to proceedings, (iv) the enforceability of indemnification or contribution provided for in the Warrant Agreement for claims, losses or liabilities in an unreasonable amount, for claims, losses or liabilities attributable to the indemnified party’s negligence, or to the extent enforceability of such indemnifications may be barred or limited by federal or state securities laws or (v) the availability of the right of rescission. Further, this opinion is subject to the qualification that enforceability of the choice of law provision may be limited by more important public policies of a more-interested jurisdiction.

We do not purport to express an opinion on any laws other than the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This letter is given as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

                Very truly yours,

                /s/ Hunton & Williams LLP